UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 26, 2011

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.  Other Events.

On April 15, the Company and GlaxoSmithKline (GSK) received a Paragraph IV Notice Letter from Sun Pharma Global FZE (Sun), indicating that Sun had filed an Abbreviated New Drug Application (“ANDA”) with the United States Food and Drug Administration (“FDA”) seeking regulatory approval to market a generic version of Treximet® before the expiration of U.S. Patent Nos. 6,060,499, 6,586,458 and 7,332,183.  These patents are assigned to POZEN and listed with respect to Treximet® in the FDA’s Approved Drug Products with Therapeutic Equivalents Evaluation publication (commonly called the “Orange Book”).  In its Paragraph IV Notice Letter, Sun asserted that its generic product will not infringe the listed patents or that the listed patents are invalid.  On May 26, 2011, the Company filed suit against Sun for patent infringement in the United States District Court for the Eastern District of Texas.

The Company previously sued Par Pharmaceuticals Inc. (Par) Alphapharm Pty Ltd. (Alphapharm), Teva Pharmaceuticals USA (Teva) and Dr. Reddy’s Laboratories, Inc. (Dr. Reddy’s) in the United States District Court for the Eastern District of Texas for infringement of the same patents after those companies filed ANDAs with FDA seeking to market generic versions of Treximet.  All four actions were consolidated into one suit. The Company entered into a settlement agreement with Teva pursuant to which Teva was dismissed without prejudice from the consolidated litigation, but agreed to be bound by the outcome of such litigation or any resulting settlements with third parties.  The case against Par, Alphapharm and Dr. Reddy’s was tried before Judge Leonard Davis in the Eastern District of Texas on October 12-15, 2010.  On April 14, 2011, Judge Davis granted a preliminary injunction preventing Par from launching its generic product until the final decision in the case is issued.  The Court has not made a final ruling as of the filing date of this report.

The Company has full confidence in its intellectual property portfolio related to Treximet® and will continue to vigorously defend its patents.  The Company may receive other Paragraph IV Notice Letters from other companies seeking to market generic versions of Treximet® in the future and, after evaluation, may commence other patent infringement lawsuits against such companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  May 31, 2011